Exhibit 99(c)(4)
The Special Committee of Shakespeare Transaction Overview February 28th, 2011 Confidential Presentation

Summary Observations of the Business Small changes to underlying assumptions could lead to significant changes to the financial profile and have strong implications for value on both the upside and downside The cases considered assume no cycles nor any unexpected disruptions to the business Running the specialty memory business as a standalone public company would be challenging given its lack of growth The Brazil business is in a good position, although its success and viability are heavily reliant on continued government regulations and limited / no new entrants to the market Enterprise SSD has strong prospects, however is positioned in a highly competitive sector as evidenced by CY'12 trading P/E multiples for key comparable companies (STEC, OCZ) Margins currently below peersand critical execution steps yet to be proven out 1

Counter to Silver Lake

	Silver Lake Position	Counter Argument
Offer Price	▪ $7.50 preliminary bid	▪ Offer does not reflect growth prospects of the business broadly ▪ Bid was submitted at the trough of a DRAM ASP cycle and does not reflect the currently improving DRAM environment ▪ Bid also does not reflect expectations for stability and upside beginning in 2H CY'11
Offer Premium	▪ 30% premium to the stock price on 1/19/11	▪ Offer represents a 6% and 11% premium to the current and 30-day average prices respectively[(1)],a significant discount to market premiums ‣ Domestic technology M&A transactions 2010-2011YTD between $300mm and $1bn in value have mean and 3rd quartile 1-day premiums of 44% and 49%; 30-day premiums of 51% and 62%, respectively ‣ The broader market has traded up since the offer with outperformance by certain key comps like Micron, which is up 22%
Historical Trading	▪ Over the last 3 years, 85% of the total share value and 89% of the total share volume have traded below $7.50	▪ Historical trading over the last three years reflects the impact of the period of unprecedented instability caused by broader macro crisis not directly related to Shakespeare's performance ▪ The trading over the last three years is not representative of Shakespeare's future performance and growth potential ▪ Wall Street consensus median and high price targets of $8.50 and $11.00, respectively
Valuation	▪ 6.8x CY'11 EBITDA and 11.5x CY'11 EPS	▪ The offer currently represents 5.0x CY'11 EBITDA compared to an average forward EBITDA multiple of 4.9x since the IPO, despite EBITDA trough in CY 2011 ▪ Valuation does not recognize growth of Enterprise SSD business

1. Closing price of $7.05 on 2/25/2011.

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Suggested Script for Silver Lake Partners We reviewed your proposal and had a chance to review and discuss your presentation with the Special Committee As you know, based on your current proposal we are not in a position to move forward However we think there could be merit in a take-private transaction at an appropriate price that reflects an acceptable premium over the current stock price The management team has reviewed and updated the company's projections and have subsequently engaged with us to examine the reviewed projections We would like to invite you to go through the financials in a chaperoned session and to re-submit a proposal in a timely fashion The Special Committee will then review the revised bid and make a decision on how to move forward Goal is to communicate the Special Committee's decision and facilitate a process to enable Silver Lake to submit a revised bid 3

Suggested Next Steps Enable Silver Lake to submit a revised bid Deliver script to Silver Lake Meeting between management (including advisors) and SLP principals to review "reviewed" case and address other diligence items Prepare for third-party diligence (management presentations, data room, NDAs, etc.) Barclays Capital will work with the Special Committee and its counsel to oversee due diligence and execute any transaction process and negotiation that the Special Committee elects to pursue Finalize list of other potential buyers to reach out to in the event that Silver Lake submits an offer within an acceptable range Taking into consideration process confidentiality and maximizing shareholder value Receive Silver Lake's revised indication of interest and review with the Special Committee Assess Go / No Go Develop a response to the proposal Consider reaching out to other identified buyers 4

Select Financial Buyers

Range of serious bidders may be limited to 4-5 parties

Sponsor	Fund Size	Relevant Acquisitions and Portfolio Companies
Bain Capital	Founded: 1984 Total assets: $65bn	Sensata Technologies; NXP founded by Philips
FP Francisco Partners	Founded: 1999 Total assets: $5 bn	numonyx; AMI Semiconductor AMIS; C-MAC MicroTechnology
Golden Gate Capital	Founded: 2000 Total assets: $9 bn	Vistec; Teridian Semiconductor Corp.; Lantiq
KKR	Founded: 1976 Total assets: $42 bn	Avago Technologies; NXP founded by Philips
Permira	Founded: 1985 Total assets: $28 bn	freescale semiconductor
Silver Lake Partners / Silver Lake Sumeru	Founded: 1999 Total assets: $13 bn	Spansion; Avago Technologies; NXP founded by Philips; Seagate
TPG	Founded: 1992 Total assets: $50 bn	freescale semiconductor; MEMC Technology is built on us; Conexant; Seagate; Vertafore

Source: Company website, FactSet, Capital IQ, Hoover's, OneSource.

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Potential Strategic Buyers for Shakespeare

($ in millions)

Company	Key Metrics		Strategic Rationale
SanDisk	Market Cap Enterprise Value Cash Debt EV / CY11 Rev EV / CY11 EBITDA	$12,255.8 9,066.3 5,342.7 2,153.2 1.59x 5.8x	+ Complementary product roadmaps + SanDisk in August launched its first product in embedded SSD category + Shakespeare's announced new strategic move into the Flash packaging focusing on Micro SD cards, SD cards, and USBs + Strategic opportunity to leverage Shakespeare's current presence to penetrate Brazil market by offering full manufacturing capability and shorter lead times – Specialized DRAM business not a clear fit
Micron	Market Cap Enterprise Value Cash Debt EV / CY11 Rev EV / CY11 EBITDA	$11,914.9 13,087.9 2,411.0 3,584.0 1.40x 4.1x	+ Expand downstream by further integrating Shakespeare's highly differentiated specialty DRAM capabilities to drive higher margins and top line growth + Synergistic product offering: Shakespeare's XceedIOPS SAS solution currently ships with Micron's MLC Flash components + Opportunity to leverage Shakespeare's presence and relationships with Tier 1 OEMs to cross sell into the Brazil's high growth end markets – High volume focused
Kingston Technology	NA		+ #1 global memory module vendor – opportunity to acquire the closest competitor and further consolidate the market + Shakespeare's dominant position in Brazil provides instant access to highly attractive end markets + Access to Shakespeare's IP and expertise in enterprise-class SSS solutions to complement its consumer/computing SSS offering – Privately held and has not executed M&A historically
Samsung	Market Cap Enterprise Value Cash Debt EV / CY11 Rev EV / CY11 EBITDA	$121,087.6 112,354.1 21,126.8 12,393.3 0.91x 4.8x	+ Expand downstream by further integrating Shakespeare's highly differentiated specialty DRAM capabilities to drive higher margins and top line growth + Developing a new SSD controller in partnership with Seagate - enterprise-class SSD's slated for a "mid-2012" release – Has not historically executed on M&A

Source: FactSet and I/B/E/S consensus estimates. Data as of 2/25/11.

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